EXHIBIT 21

LIST OF SUBSIDIARIES

Emoteq Corporation, a Colorado Corporation

Motor Products Corporation, a Delaware Corporation

Stature Electric, Inc., a Pennsylvania Corporation

Allied Motion Technologies B.V., incorporated in the Netherlands

Allied Motion Dordrecht B.V., incorporated in The Netherlands

Allied Motion Canada Inc., incorporated in Ontario, Canada

Allied Motion Stockholm, incorporated in Sweden

Allied Motion Ferndown Ltd., incorporated in the United Kingdom

Ostergrens Elmotor GmbH, incorporated in Germany

Allied Motion Asia Holdings Ltd., incorporated in Hong Kong

Allied Motion (Changzhou) Motors Co., Ltd., incorporated in China

Allied Motion (Changzhou) Trading Co. Ltd., incorporated in China

Globe Motors, Inc., a Delaware Corporation

Globe Motors de Mexico, S.A. de C.V., incorporated in Mexico

Allied Motion Portugal, incorporated in Portugal

Heidrive GmbH, incorporated in Germany

Heidrive s.r.o., incorporated in the Czech Republic

Pasotec GmbH, incorporated in Germany

Allied Motion Twinsburg LLC, incorporated in Delaware